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EXHIBIT 11

PG&E CORPORATION
 COMPUTATION OF EARNINGS PER COMMON SHARE

	Year Ended December 31,
	2008	2007	2006
(in millions, except per share amounts)
Net Income	$1,338	$1,006	$991
Less: distributed earnings to common shareholders	560	508	460
Undistributed earnings	778	498	531
Less: undistributed earnings from discontinued operations	154	-	-
Undistributed earnings from continuing operations	$624	$498	$531

Common shareholder earnings
Basic
Distributed earnings to common shareholders	$560	$508	$460
Undistributed earnings allocated to common shareholders – continuing operations	592	472	503
Undistributed earnings allocated to common shareholders – discontinued operations	146	-	-
Total common shareholders earnings, basic	$1,298	$980	$963
Diluted
Distributed earnings to common shareholders	$560	$508	$460
Undistributed earnings allocated to common shareholders – continuing operations	593	473	504
Undistributed earnings allocated to common shareholders – discontinued operations	146	-	-
Total common shareholders earnings, diluted	$1,299	$981	$964

Weighted average common shares outstanding, basic	357	351	346
9.50% Convertible Subordinated Notes	19	19	19
Weighted average common shares outstanding and participating securities, basic	376	370	365

Weighted average common shares outstanding, basic	357	351	346
Employee share-based compensation and accelerated share repurchases (1)	1	2	3
Weighted average common shares outstanding, diluted	358	353	349
9.50% Convertible Subordinated Notes	19	19	19
Weighted average common shares outstanding and participating securities, diluted	377	372	368

Net earnings per common share, basic
Distributed earnings, basic (2)	$1.57	$1.45	$1.33
Undistributed earnings – continuing operations, basic	1.66	1.34	1.45
Undistributed earnings – discontinued operations, basic	0.41	-	-
Total	$3.64	$2.79	$2.78

Net earnings per common share, diluted
Distributed earnings, diluted	$1.56	$1.44	$1.32
Undistributed earnings – continuing operations, diluted	1.66	1.34	1.44
Undistributed earnings – discontinued operations, diluted	0.41	-	-
Total	$3.63	$2.78	$2.76

(1) Includes approximately one million shares of PG&E Corporation common stock treated as outstanding in connection with accelerated share repurchase agreements (ASRs) for 2006.  The remaining shares of approximately two million at December 31, 2006 relate to share-based compensation and are deemed to be outstanding under SFAS No. 128 for the purpose of calculating EPS.  PG&E Corporation has no remaining obligation under these ASRs as of December 31, 2007.

(2) “Distributed earnings, basic” differs from actual per share amounts paid as dividends, as the EPS computation under GAAP requires the use of the weighted average, rather than the actual number of, shares outstanding.